Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
John M. Radak, Chief Financial Officer	Don Markley/Bruce Voss
(858) 646-8032	(310) 691-7100

QUIDEL REPORTS STRONG SECOND QUARTER RESULTS

SAN DIEGO (July 26, 2007) – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced financial results for the quarter and six months ended June 30, 2007:

Highlights:

•                  Revenue increased 13% to $18.6 million

•                  Gross margin expanded to 50% from 47% last year

•                  Net loss declined to $1.7 million from $4.0 million last year, or to a loss per share of $0.05 from $0.12

•                  Obtained exclusive, worldwide rights to micro array-based influenza detection technologies from the University of Colorado at Boulder

•                  Appointed Richard Tarbox as Senior Vice President and Corporate Development Officer

For the second quarter of 2007, total revenues increased 13% to $18.6 million, compared with $16.5 million for the second quarter of 2006.  The net loss for the quarter was $1.7 million, or $0.05 per share, compared with a net loss of $4.0 million, or $0.12 per share, for the prior-year second quarter.

Gross margin for the 2007-second quarter increased to 50%, from 47% for the 2006-second quarter.  The improvement in gross margin was due to a combination of improved leverage of our fixed manufacturing cost as well as higher average selling prices.  Operating expenses for the quarter were $12.4 million, compared with $12.0 million for the prior-year second quarter.  Stock-based compensation expense was $1.2 million for the second quarter of 2007, compared with $0.9 million for the second quarter of 2006.

“We are pleased with our improved financial performance during the quarter, including strong performances from our pregnancy and Group Strep A products, while leveraging our operating infrastructure across a higher level of sales,” said Caren Mason, Quidel’s president and chief executive officer.  “We are also very pleased to have named Ric Tarbox as senior vice president and corporate development officer.  The power of our QVB™ (Quidel Value Build) strategy and QuickVue® brand continue to create exciting business opportunities, and I’m looking forward to working with Ric to translate those opportunities into business initiatives.

“Earlier this month we strengthened our position in influenza diagnostics by obtaining exclusive worldwide licenses for two molecular-based detection technologies developed at the University of Colorado.  The antiviral resistance (AVR-Chip) and influenza B (B-Chip) detection technologies have the potential to significantly improve monitoring of flu patterns, direct physicians to better treatment decisions and determine seasonal flu vaccines.  These licenses complement our MChip technology for influenza A and demonstrate our commitment to leadership in rapid point-of-care diagnostics,” said Mason.

Year-to-Date Results

Total revenues for the first six months of 2007 were $52.5 million, up 21% compared with total revenues of $43.5 million for the first six months of 2006.  Net income in the first half of 2007 was $3.1 million, or $0.09 per diluted share, compared with net income of $1.3 million, or $0.04 per diluted share, in the first half of 2006.  Gross margin was 58%, compared with 56% in the comparable period in 2006.  The improvement in gross margin was due to a combination of improved leverage of our fixed manufacturing cost as well as higher average selling prices. Operating expenses in the first six months of 2007 were $25.7 million, compared with $23.4 million in the first six months of 2006.  A significant portion of the increase in operating expenses is related to an investment in our sales force, which supports our leadership position, and pursuit of further opportunities in point-of-care diagnostics.  Stock-based compensation expense in the first six months was $2.4 million, compared with $1.6 million in the comparable period in 2006.

Liquidity

Cash and cash equivalents as of June 30, 2007 were $36.9 million, compared with $36.6 million as of December 31, 2006.  During the second quarter of 2007, the Company repurchased approximately 0.3 million shares of its common stock for $3.7 million under the Company’s previously announced share repurchase program.  $21.5 million remains available for stock repurchase under this program.

Conference Call Information

Quidel management will host a conference call to discuss these topics as well as other business matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).  During the conference call the Company may answer questions concerning business and financial developments and trends, and other business and financial matters.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

To participate via telephone, please call (888) 803-7396 from the U.S. or (706) 634-1052 for international callers.  A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 for international callers, and entering reservation number 9781053.  The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days following the call.

The financial results included in this press release are unaudited.  The complete, unaudited financial statements of the Company for the quarter and six months ended June 30, 2007 will be included in Quidel’s Quarterly Report on Form 10-Q to be filed with the SEC on or before August 10, 2007.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health.  Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia.

 Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit.  For more information visit www.quidel.com, www.colorectal-test.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties.  Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently.  The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered.  You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

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QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended		Year to date
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)

Total revenues	$18,580	$16,471	$52,514	$43,521

Cost of sales	9,316	8,669	22,268	19,183
Research and development	3,282	3,498	6,646	6,777
Sales and marketing	4,729	4,174	9,384	8,232
General and administrative	3,117	3,273	6,813	6,225
Amortization of intangibles	1,298	1,065	2,822	2,130

Total costs and expenses	21,742	20,679	47,933	42,547

Income (loss) from operations	(3,162)	(4,208)	4,581	974

Interest expense	(193)	(191)	(376)	(385)
Interest income	490	407	932	724
Other, net	36	(57)	(4)	(34)

Total other income	333	159	552	305

Income (loss) before income taxes	(2,829)	(4,049)	5,133	1,279

Provision (benefit) for income taxes	(1,117)	—	2,028	—

Net income (loss)	$(1,712)	$(4,049)	$3,105	$1,279

Basic earnings (loss) per share	$(0.05)	$(0.12)	$0.10	$0.04
Diluted earnings (loss) per share	(0.05)	(0.12)	0.09	0.04

Weighted shares used in basic per share calculation	31,682	33,347	32,178	33,310
Weighted shares used in diluted per share calculation	31,682	33,347	33,156	34,797

Gross profit as a % of total revenues	50%	47%	58%	56%
Research and development as a % of total revenues	18%	21%	13%	16%
Sales and marketing as a % of total revenues	25%	25%	18%	19%
General and administrative as a % of total revenues	17%	20%	13%	14%
Income from operations as a % of total revenues	N/A	N/A	9%	2%

Condensed balance sheet data (in thousands):	6/30/07	12/31/06
	(unaudited)
Cash and cash equivalents	$36,893	$36,625
Working capital	47,165	53,063
Total assets	113,882	127,048
Long term obligations	8,109	8,439
Stockholders’ equity	93,034	103,276